UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported):  March 21, 2005

LABOR READY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington
(State or Other Jurisdiction of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)

(253) 383-9101

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry Into a Material Definitive Agreement

On March 21, 2004, Labor Ready, Inc. (the “Company”) entered into an executive employment agreement with John Hopkins (the “Hopkins Employment Agreement”) and an executive employment agreement with Gary North (the “North Employment Agreement,” and together with the Hopkins Employment Agreement, the “Employment Agreements”).  Mr. Hopkins and Mr. North are each Regional Vice Presidents of the Company.  The Employment Agreements provide that Messrs. Hopkins and North, respectively, will each continue employment with the Company for no specific term and with compensation and position subject to future adjustment by the Board of Directors based on recommendations of the Compensation Committee  The current base annual salary is $250,000 for Mr. Hopkins and $250,000 for Mr. North and each currently participates in incentive compensation plans described in the Compensation Committee Report in the Company’s proxy statement for its annual meeting of shareholders.  If the Company terminates the employment of either Mr. Hopkins or Mr. North without Cause (as defined in the Employment Agreements) or if Mr. Hopkins or Mr. North terminates his respective employment with Good Reason (as defined in the Employment Agreements), then Mr. Hopkins or Mr. North, as the case may be, will be entitled to receive (i) separation payments for twelve months from the employment termination date at the base monthly salary then currently in effect and (ii) continued vesting for twelve months past the employment termination date of any previously awarded stock options or other equity awards, provided that all vested awards shall be exercised prior to the end of such twelve-month period.  The foregoing separation benefits are conditioned upon the execution by Mr. Hopkins or Mr. North, as the case may be, of a release of claims against the Company and his  compliance with certain obligations owed to the Company under his Employment Agreement.  The Employment Agreements also contain confidentiality, non-competition, non-solicitation, indemnification and assignment of invention provisions.

On March 23, 2004, Labor Ready, Inc. (the “Company”) entered into an executive employment agreement with Steven C. Cooper (the “Cooper Employment Agreement”).  Mr. Cooper is the Executive Vice President and Chief Financial Officer of the Company.  The Cooper Employment Agreement provides that Mr. Cooper will continue employment with the Company for no specific term following the expiration of his current employment contract with the Company (“Prior Cooper Agreement”) on January 8, 2006.  The Cooper Employment Agreement amends the Prior Cooper Agreement to provide for separation payments if the Company terminates Mr. Cooper’s employment without cause prior to the expiration of the Prior Cooper Agreement.  Such separation payments would be made for twelve months from the employment termination date at the base monthly salary then currently in effect.  The foregoing separation payments are conditioned upon the execution by Mr. Cooper of a release of claims against the Company and his compliance with certain obligations owed to the Company under the Prior Cooper Agreement.  Except as noted above regarding separation benefits, the Cooper Employment Agreement is effective as of January 8, 2006.  The remaining terms of the Cooper Employment Agreement are similar to the terms of the Employment Agreements for Messrs. Hopkins and North summarized above, including terms and conditions regarding the Board of Director’s right to modify Mr. Cooper’s compensation and position based on recommendations of the Compensation Committee.  Mr. Cooper’s current base annual salary is $305,000 and he currently participates in incentive compensation plans described in the Compensation Committee Report in the Company’s proxy statement for its annual meeting of shareholders.

The foregoing summaries are qualified in their entirety by reference to the text of the Hopkins Employment Agreement, the North Employment Agreement and the Cooper Employment Agreement, copies of which are attached as Exhibit 10.26, Exhibit 10.27 and Exhibit 10.28, respectively, to this report and which are incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(c)	Exhibits

10.26.	Executive Employment Agreement between Labor Ready, Inc. and John Hopkins dated March 21, 2005.
10.27.	Executive Employment Agreement between Labor Ready, Inc. and Gary North dated March 21, 2005.
10.28.	Executive Employment Agreement between Labor Ready, Inc. and Steve Cooper dated March 23, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABOR READY, INC.
(Registrant)

Date: March 25, 2005	By:	/s/ Steven C. Cooper
Steven C. Cooper
Chief Financial Officer